EXHIBIT 11

                 Emerson Radio Corp. and Subsidiaries
                         Exhibit to Form 10-K
               Computation of Primary Earnings Per Share
                 (in thousands, except per share data)

                                                Years Ended March 31,

                                              1995        1994      1993

Net earnings (loss)                        $  7,375     $55,501   ($56,000)
                                             ______      ______     ______
Weighted average number of actual
   shares outstanding                        36,530      38,191      38,179

Additional shares assuming conversion
   or exercise of:
   Preferred stock (a)                        9,081
   Stock options and warrants                   960
                                              _____      _______    ________
Weighted average number of common
   and common equivalent shares outstanding  46,571      38,191      38,179
                                             ______      ______      ______
Primary earnings per share                 $   0.16    $   1.45     ($ 1.47)
                                           ========    ========      ======
___________________________
(a) Based on the assumed conversion of $10 million of Series A Preferred Stock into Common Stock at a price per share equal to 80% of the weighted average market value of a share of Common Stock, determined on a quarterly basis. Since the Series A Preferred Stock is not convertible into Common Stock until March 31, 1997, the number shares issuable upon conversion may be significantly different then noted above.